Exhibit T3C

TERRESTAR CORPORATION

CERTAIN SUBSIDIARIES OF TERRESTAR CORPORATION

$           Aggregate Principal Amount
6.0% Senior Notes due 2019

INDENTURE

Dated as of         , 2012

WILMINGTON TRUST, NATIONAL ASSOCIATION,

As Trustee

TRUST INDENTURE ACT OF 1939, AS AMENDED (“TIA”)

CROSS-REFERENCE TABLE

TIA	Section	Indenture Section

310	(a)(1)	Section 7.10
	(a)(2)	Section 7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	Section 7.10
	(b)	Section 7.10, Section 7.12
	(c)	N.A.
311	(a)	Section 7.11
	(b)	Section 7.11
	(c)	N.A.
312	(a)	Section 2.05
	(b)	Section 11.15
	(c)	Section 11.15
313	(a)	Section 7.06
	(b)(1)	Section 7.06
	(b)(2)	Section 7.06
	(c)	Section 7.06
	(d)	Section 7.06
314	(a)	Section 4.02
	(b)	N/A
	(c)(1)	Section 11.02
	(c)(2)	Section 11.02
	(c)(3)	N/A
	(d)	N/A
	(e)	Section 11.03
	(f)	N.A.
315	(a)	Section 7.01(b)
	(b)	Section 7.05
	(c)	Section 7.01(a)
	(d)	Section 7.01(c)
	(e)	Section 6.11
316	(a)(1)(A)	Section 6.05
	(a)(1)(B)	Section 6.04
	(a)(2)	N.A.
	(b)	Section 6.07
	(c)	Section 1.05(e)
317	(a)(1)	Section 6.08
	(a)(2)	Section 6.09
	(b)	Section 2.04
318	(a)	Section 11.14
	(b)	N.A.
	(c)	Section 11.14

N.A. means not applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

i

EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF NOTE

EXHIBIT B	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of          , 2012, among TERRESTAR CORPORATION, a Delaware corporation (the “Issuer”), the guarantors from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (or any successor trustee, the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Issuer’s 6.0% Senior Notes due 2019 issued on the Issue Date:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.            Definitions.

“1.4 Lease”:  the Long Term De Facto Transfer Lease Agreement, dated as of July 2010, among the Issuer, TerreStar 1.4 Holdings LLC and One Dot Four Corp., as amended on October 13, 2010 and as further amended from time to time in accordance with Section 5.05, or any Replacement Lease, as applicable.

“Acquired Debt”:  with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.

“Affiliate”:  with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent”:  any Registrar, Paying Agent or Authenticating Agent.

“Allowed Claim”:  “Allowed Claim” as such term is defined in the Plan of Reorganization.

“Asset Sale”:

(1)
the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 5.03 and Section 4.03; and

(2)	the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2)	a disposition of assets between or among the Issuer and any Guarantors;

(3)	a transfer of assets between or among Restricted Subsidiaries that are not Guarantors or from a Restricted Subsidiary that is not a Guarantor to the Issuer or a Guarantor;

(4)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer;

(5)
the sale, lease or other disposition of equipment, inventory or products in the ordinary course of business and any sale or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(6)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(7)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property;

(8)	foreclosure on assets, except to the extent that the value of the assets exceeds the amount of the obligation secured;

(9)
the sale or other disposition of cash or Cash Equivalents; provided that, if such cash or Cash Equivalents arise as the result of an Asset Sale or Recovery Event, such sale or disposition is in accordance with the provisions of this Indenture; and

(10)	a Restricted Payment that is permitted by Section 5.04 or a Permitted Investment.

“Attributable Debt”:  in respect of a Sale/Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Authenticating Agent”:  a Person engaged to authenticate the Notes in the stead of the Trustee.

“Bankruptcy Law”:  Title 11, United States Code, or any similar federal or state law for the relief of debtors.

“Beneficial Owner”:  as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor provisions).  The term “Beneficially Own” has a corresponding meaning.

“Board of Directors”:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such Person;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board of directors or committee of such Person serving a similar function.

If not otherwise specified, Board of Directors shall mean the board of directors of the Issuer.

“Business Day”:  each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the place of payment are authorized or required by law to close.

“Capital Expenditures”:  for any period, the sum of

(1)
the aggregate amount of all expenditures of the Issuer and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(2)	the aggregate amount of all payments in respect of Capital Lease Obligations of the Issuer and its Restricted Subsidiaries during such period.

“Capital Lease Obligation”:  at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock”:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents”:

(1)	United States dollars and in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(2)
securities issued or directly and fully guaranteed or insured by the United States or the Canadian government or any agency or instrumentality of the United States or the Canadian government (provided that the full faith and credit of the United States or Canada, as applicable, is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)
marketable general obligations issued by any state of the United States or province of Canada, or any political subdivision of any such state or province or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States or Canada, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(4)
certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any U.S. domestic or Canadian commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)
commercial paper having a rating of at least A-3 from Moody’s Investors Service, Inc. or P-3 from Standard & Poor’s Rating Services and in each case maturing within nine months after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Certificated Note”:  a Note in registered individual form without interest coupons.

“Change of Control”:  the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) and 14(d)(2) of the Exchange Act, respectively) other than a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(3)
any “person” or “group” (as such terms are used in Section 13(d)(3) and 14(d)(2) of the Exchange Act, respectively) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, other than a Permitted Holder, measured by voting power rather than number of shares.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Commission”:  the Securities and Exchange Commission or any successor agency.

“Consolidated EBITDA”:  [To come.]

“Consolidated Income Taxes”:  [To come.]

“Consolidated Interest Expense”:  for any period, the total interest expense of the Issuer and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, (a) to the extent not included in such interest expense:

(1)	interest expense attributable to Capital Lease Obligations and the interest component of any deferred payment obligations;

(2)	amortization of original issue discount and non-cash interest payments (other than imputed interest as a result of purchase accounting);

(3)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4)
the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(5)
costs associated with Hedging Obligations (excluding amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(6)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued;

(7)
the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on preferred stock of its Restricted Subsidiaries that are not Guarantors payable to a party other than the Company or a wholly-owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(8)
the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer and its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust;

less (b) interest income actually received in cash for such period.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Issuer or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income”:  with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any specified Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such Person;

(2)
the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders or members, except as permitted by Section 5.06; and

(3)	the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP).

Notwithstanding the foregoing, for the purpose of Section 5.04 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries.

“Corporate Trust Office”:  the office of the Trustee specified in Section 11.01 or any other office specified by the Trustee from time to time pursuant to such Section.

“Credit Agreement”: the Credit Agreement, dated as of         , 2012, among the Issuer, the guarantors party thereto and             , as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced, renewed, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Default”:  any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disallowed”:  “Disallowed” as such term is defined in the Plan of Reorganization.

“Disputed Unsecured Claim”:  “Disputed Unsecured Claim” as such term is defined in the Plan of Reorganization.

“Disqualified Stock”:  any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.04.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests”:  Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default”:  any of the events specified in Section 6.01; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  [To come.]

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness”:  Indebtedness of the Issuer and the Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Foreign Subsidiary”:  any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP”:  generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect in the United States of America on the Issue Date.

“Guarantee”:  a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

Unless the context otherwise indicates, “Guarantee” shall mean a guarantee by a Guarantor of the Issuer’s payment Obligations pursuant to the terms of this Indenture and the Notes.

“Guarantor”:  each of Motient Holdings Inc., MVH Holdings Inc., TerreStar Holdings Inc., TerreStar New York Inc., Motient Communications Inc., Motient Services Inc., Motient License Inc., Motient Ventures Holdings Inc. and any other Person that guarantees the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with the provisions of this Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations”:  with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)
foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the person or entity entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Holder” or “Noteholder”:  the Person in whose name a Note is registered on the Registrar’s Register.

“Indebtedness”:  (without duplication), with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments;

(3)	in respect of letters of credit, banker’s acceptances or other similar instruments;

(4)	representing Capital Lease Obligations and Attributable Debt;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than 12 months after such property is acquired or such services are completed;

(6)
all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any preferred stock (but excluding, in each case, any accrued dividends); or

(7)	representing any Hedging Obligations;

if and to the extent that any of the foregoing (other than letters of credit and Hedging Obligations and the obligations in clause (6) of this definition) would appear as a liability upon a balance sheet of the obligor (excluding the footnotes thereto) prepared in accordance with GAAP. Indebtedness shall be deemed not to include (1) Guarantees incurred in the ordinary course of business and not in respect of borrowed money; (2) obligations of such Person arising from agreements of such Person providing for indemnities, guarantees of performance, adjustments of purchase price, contingency payment obligations based on the performance of acquired or disposed assets or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; or (3) purchase price holdbacks in connection with purchasing in the ordinary course of business of such Person; provided, however, that in the case of clause (2), the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by such Person in connection with such disposition.

In addition, the term “Indebtedness” includes all Indebtedness secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)
in the case of any Disqualified Stock of the specified Person or any Guarantor or preferred stock of a Restricted Subsidiary that is not a Guarantor, the repurchase price calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to this Indenture; provided that if such Disqualified Stock or preferred stock is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Stock or preferred stock;

(3)
in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured;

(4)
in the case of the Guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation;

(5)
in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

(6)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture”:  this Indenture as amended or supplemented from time to time.

“Investments”:  with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (excluding Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in Section 5.04(c).  The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in Section 5.04(c).  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date”:              , 2012.

“Issuer”:  the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Leverage Ratio”:  as of any date of determination, means the ratio of:

(1)
the sum of the aggregate outstanding Indebtedness (net of unrestricted cash on hand) of the Issuer and its Restricted Subsidiaries as of the end of any fiscal year on a consolidated basis in accordance with GAAP to

(2)	Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the applicable fiscal year;

provided, however, that:

(a)           if the Issuer or any Restricted Subsidiary:

(i)
has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination, Consolidated EBITDA and Consolidated Interest Expense will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be the average daily balance of such Indebtedness during the relevant fiscal year or such shorter period for which such facility was outstanding; or

(ii)
has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(b)
if since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business:

(i)
Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Proceeds of such Asset Sale and the assumption of Indebtedness by the transferee;

(ii)
Consolidated EBITDA for such period will be reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(iii)
Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(c)
if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Issuer) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(d)
if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have incurred any Indebtedness or discharged any Indebtedness or made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (a), (b) or (c) above if made by the Issuer or a Restricted Subsidiary during such period, Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Incurrence of Indebtedness or Asset Sale or Investment occurred on the first day of such period.

The pro forma calculations will be determined in good faith by one of the Issuer’s responsible financial or accounting officers (including the pro forma effect of net cost savings from operating improvements or synergies reasonably expected to result from any acquisition, merger or disposition as determined in good faith by such officer to be realizable within 12 months following such acquisition, merger or disposition).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months).  If any Indebtedness that is being given pro forma effect bears an interest rate at the Issuer’s option, the interest rate shall be calculated by applying such optional rate chosen by the Issuer.

 “Lien”:  with respect to any asset, any mortgage, lien, hypothec, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

“Maturity Date”:               , 2019.

“Net Award”:  any awards or proceeds in respect of any condemnation or other eminent domain proceeding.

“Net Income”:  with respect to any specified Person and its Restricted Subsidiaries, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (a) any Asset Sale (including dispositions pursuant to Sale/Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary or non-recurring gain (or loss);

(3)	any after-tax effect of income (or loss), from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(4)	any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles pursuant to GAAP;

(5)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; and

(6)	expenses related to the offering of the Notes.

“Net Insurance Proceeds”:  any awards or proceeds in respect of any casualty insurance or title insurance claim.

“Net Proceeds”:  (i) with respect to any Asset Sale or Recovery Event, the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of such Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any such Asset Sale) or any such Recovery Event (including any Net Insurance Proceeds in respect thereof), net of the direct costs relating to such Asset Sale or Recovery Event, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Recovery Event, taxes paid or payable as a result of the Asset Sale or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and any deduction of appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Issuer and/or any Restricted Subsidiary and (ii) with respect to any issuance or sale of Capital Stock or Indebtedness, or any capital contribution, the proceeds of such issuance, sale or capital contribution, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant or other fees actually incurred in connection with such issuance, sale or capital contribution, and net of taxes paid or payable as a result thereof.

“Noteholder”:  any Holder of Notes.

“Notes”:  any securities authenticated and delivered under this Indenture on the Issue Date and any Notes issued in replacement thereof.  All Notes shall vote together as one series of Notes under this Indenture.

“Obligations”:  any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officers”:  any of the Chairman, President, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or Secretary.

“Officers’ Certificate”:  a certificate signed by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Issuer and which complies with the provisions of this Indenture.

“Opinion of Counsel”:  a signed written opinion from legal counsel satisfactory to the Trustee.  Such counsel may be an employee of or counsel to the Issuer, any Guarantor or the Trustee.  As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers’ Certificate, without any independent investigation.

“Pari Passu Indebtedness”:  any Indebtedness of the Issuer or any Restricted Subsidiary that ranks pari passu in right of payment with the Notes or the Guarantees.

“Permitted Holder”:  each of Highland Capital Management, L.P., Solus Alternative Asset Management, L.P., Harbinger Capital Partners LLC and/or any of their respective affiliates and approved funds.

“Permitted Investments”:

(1)	any Investment in the Issuer or any Restricted Subsidiary of the Issuer;

(2)	any Investment in cash and Cash Equivalents;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or Recovery Event that was made pursuant to and in compliance with Section 5.07 or any non-cash consideration received in connection with a disposition of assets excluded from the definitions of “Asset Sale” and “Recovery Event”;

(5)
workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(6)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Hedging Obligations;

(8)
advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(9)	Investments existing on the Issue Date;

(10)	advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business; and

(11)
other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $           in any calendar year and $          in the aggregate since the Issue Date.

“Permitted Liens”:

(1)	Liens in favor of the Issuer or any Guarantor;

(2)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer or becomes a Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to and not incurred in connection with the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

(3)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens existing on the Issue Date;

(6)	Liens securing Hedging Obligations;

(7)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) or clause (4) (with respect to Indebtedness refinancing Indebtedness initially incurred pursuant to clause (3)) of Section 5.01(b) covering only the assets acquired with or financed by such Indebtedness;

(8)	statutory Liens or landlords and carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(9)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(10)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11)
survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	rights of banks to set off deposits against debts owed to said bank;

(13)
Liens upon specific items of inventory or other goods and proceeds of the Issuer or its Subsidiaries securing the Issuer’s or any Restricted Subsidiary’s Obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(15)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or any of its Subsidiaries relating to such property or assets;

(17)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)
the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(18)	Liens securing the Credit Agreement;

(19)
Liens securing Guarantees permitted to be incurred under clause (7) of Section 5.01(b), to the extent such Guarantees relate to Indebtedness permitted to be secured by clauses (1), (6), (7), (17) or (18) of this definition; and

(20)	Liens, not otherwise permitted hereby, securing Indebtedness in an aggregate principal amount not to exceed $5.0 million.

“Permitted Refinancing Indebtedness”:  any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund or discharge other Indebtedness of the Issuer or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, refunded or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses and premiums incurred in connection therewith);

(2)
(a) if the Stated Maturity of the Indebtedness being refinanced is the same as or earlier than the Stated Maturity of the Notes, such Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, such Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(3)
such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(4)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is subordinated in right of payment to the Notes or any Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged; and

(5)
such Indebtedness is incurred either by the Issuer, a Guarantor or by a Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged.

“Person”:  any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan of Reorganization”:  the Second Amended Joint Chapter 11 Plan, dated as of January 12, 2012, of the Issuer, Motient Communications, Inc., Motient Holdings Inc., Motient License Inc., Motient Services Inc., Motient Ventures Holding Inc., MVH Holdings Inc., Terrestar Holdings Inc. and TerreStar New York Inc.

“Recovery Event”:  any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds of $1.0 million or more.

“Replacement Lease”:  a spectrum lease replacing the 1.4 Lease and any subsequent successor leases, so long as each such proposed Replacement Lease is entered into in an arms’-length transaction, or on terms and conditions at least as favorable to the Issuer and the Restricted Subsidiaries as could reasonably be obtained at the time of entry into such proposed Replacement Lease in a comparable arms’-length transaction, as determined by a committee of the Board of Directors comprised of disinterested directors.  For purposes of this definition, a “disinterested director” shall be a director of the Issuer who does not have a financial interest in the lessee under a proposed Replacement Lease.

“Restricted Investment”:  an Investment other than a Permitted Investment.

“Restricted Subsidiary”:  any Subsidiary of the Issuer.

“S&P”:  Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction”:  an arrangement relating to property or assets owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property or assets to a Person (other than the Issuer or a Restricted Subsidiary of the Issuer) and the Issuer or a Restricted Subsidiary leases such property or assets from such Person.

“Securities Act”:  the Securities Act of 1933, as amended.

“Significant Subsidiary”:  any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity”:  with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary”:  with respect to any specified Person,

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Subsidiary Guarantee”:  any Guarantee by a Subsidiary of the Issuer’s payment Obligations pursuant to the terms of this Indenture and the Notes.

“Subsidiary Guarantor”:  any Subsidiary of the Issuer that is a Guarantor.

“Trust Officer”:  when used with respect to the Trustee or Paying Agent, any officer within the Corporate Trust Office of the Trustee or Paying Agent, as applicable, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or Paying Agent who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee”:  the party named as such in this Indenture until a successor replaces it, and, thereafter, means the successor.

“Uniform Commercial Code”:  the New York Uniform Commercial Code as in effect from time to time.

“United States”:  the United States of America.

“U.S. Government Obligations”: securities that are:

(1)           direct obligations of the United States for the timely payment of which its full faith and credit is pledged, or

(2)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock”:  of any specified Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: a Subsidiary of any Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other ownership interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02.            Other Definitions.

Affiliate Transaction	Section 5.05(a)
Change of Control Offer	Section 3.09(a)
Change of Control Payment	Section 4.03(a)
covenant defeasance option	Section 8.01(b)
Excess Cash Flow Offer	Section 4.04(a)
Excess Proceeds	Section 5.07(a)(4)
Excess Proceeds Offer	Section 5.07(a)(4)(i)
Guaranteed Obligations	Section 10.01(a)
Increased Amount	Section 5.02
Indemnified Party	Section 7.07
legal defeasance option	Section 8.01(b)
Legal Holiday	Section 11.06
Non-Payment Period	Section 6.01(a)(9)
Offer Amount	Section 3.09(a)
Paying Agent	Section 2.03
protected purchaser	Section 2.06
Purchase Date	Section 3.09(a)
Register	Section 2.11(a)
Registrar	Section 2.03
Repurchase Offer	Section 3.09
Restricted Payments	Section 5.04(a)
Retained Excess Cash Flow Amount	Section 4.04(c)
retiring Trustee	Section 7.08
Successor Person	Section 5.03(a)(1)
TIA	Section 1.03

SECTION 1.03.            Trust Indenture Act Provisions.  Whenever this Indenture refers to a provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that provision is incorporated by reference in and made a part of this Indenture.  This Indenture shall also include those provisions of the TIA required to be included herein by the provisions of the Trust Indenture Reform Act of 1990.  The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” mean a Noteholder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Issuer or any other obligor on the Notes.

All other terms used in this Indenture that are defined in the TIA, defined by TIA reference to another stature or defined by any rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04.            Rules of Construction.  Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it, and all accounting determinations shall be made, in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           “including” means (whether or not expressly stated) “including without limitation”;

(e)            words in the singular include the plural and words in the plural include the singular;

(f)             unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)            all references to “principal” of the Notes include repurchase price; and

(h)            all exhibits are incorporated by reference herein and expressly made a part of this Indenture.

SECTION 1.05.            Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority.

The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           The ownership of registered Notes shall be proved by the register maintained by the Registrar.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of the Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice consent, waiver or other Act, but the Issuer shall have no obligation to do so.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

ARTICLE II

THE SECURITIES

SECTION 2.01.            Form, Dating and Denominations.  The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A.  The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of this Indenture (except as otherwise provided herein).  All Notes issued hereunder will have the same terms and will be treated as a single class.  The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Issuer is subject, or usage.  Each Note will be dated the date of its authentication.  The Notes will be issuable in denominations of $1.00 in principal amount and any multiple of $1.00 in excess thereof.  The Notes issued on the Issue Date will be in the form of Certificated Notes.

SECTION 2.02.            Execution and Authentication.

(a)           An Officer shall execute the Notes for the Issuer by facsimile or manual signature in the name and on behalf of the Issuer.  If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note will still be valid.

(b)           A Note will not be valid until the Trustee manually signs the certificate of authentication on the Note, with the signature conclusive evidence that the Note has been authenticated under this Indenture.  Prior to the Trustee authenticating any Note under this Indenture, the Issuer shall deliver to the Trustee an order directing such authentication together with an Officers’ Certificate stating that all conditions precedent thereto have been satisfied.

(c)           The Trustee will authenticate and deliver Notes for original issue in the aggregate principal amount not to exceed $35,000,000.

SECTION 2.03.            Registrar and Paying Agent.  The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.

The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of any such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the address of the Trustee set forth in Section 11.01.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer initially designates the Corporate Trust Office as such office of the Issuer in accordance with this Section 2.03.

The Issuer shall enter into an agency agreement with any Registrar or Paying Agent or co-registrar not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee of the name and address of any such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to compensation therefor pursuant to Section 7.07.  The Issuer may change the Registrar or Paying Agent without prior notice to the Noteholders.  The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes.

The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee, provided that no such removal shall become effective until (1) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (2) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (1) above.  The Registrar or Paying Agent may resign at any time upon not less than 10 Business Days’ prior written notice to the Issuer; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.04.            Paying Agent to Hold Money in Trust.  By 10:00 a.m., New York City time on the due date of the principal and cash interest on any Note, the Issuer shall deposit with the Paying Agent (or if the Issuer or any of its Subsidiaries is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and cash interest when so becoming due.  The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or cash interest on the Notes and shall notify the Trustee in writing of any default by the Issuer in making any such payment within one Business Day thereof.  If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Any money deposited with any Paying Agent, or then held by the Issuer or a permitted Subsidiary in trust for the payment of principal or cash interest on any Note and remaining unclaimed for two years after such principal and interest has become due and payable shall be paid to the Issuer at its request, or, if then held by the Issuer or a permitted Subsidiary, shall be discharged from such trust; and the Noteholders shall thereafter, as general unsecured creditors, look only to the Issuer for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Issuer or such permitted Subsidiary as trustee thereof, shall thereupon cease.

SECTION 2.05.            Noteholder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders.  If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least ten Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

SECTION 2.06.            Replacement Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (i) notifies the Issuer or the Trustee within a reasonable time after he has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (ii) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (iii) satisfies any other reasonable requirements of the Trustee and the Issuer including evidence of the destruction, loss or theft of the Note.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect itself and in the judgment of the Issuer to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any cost, expense or loss that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment.  The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note including the payment of a sum sufficient to cover any tax or other governmental charge that may be required.  In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.06 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.07.            Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee under this Indenture except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  Subject to Section 11.04, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.06, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a repurchase date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or repurchased or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Noteholders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.08.            Temporary Notes.  Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate and deliver temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Certificated Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

SECTION 2.09.            Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange, purchase or payment.  The Trustee and no one else shall cancel, in accordance with the Trustee’s customary procedures, all Notes surrendered for registration of transfer, exchange, purchase, payment or cancellation.  The Issuer shall not issue new Notes to replace Notes that have been redeemed, paid or delivered to the Trustee for cancellation.  The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.10.           CUSIP Numbers.  The Issuer in issuing the Notes may use one or more “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a repurchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such repurchase shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee of any change in “CUSIP” numbers.

SECTION 2.11.           Registration, Transfer and Exchange.

(a)           The Notes will be issued in registered form only, without interest coupons, and the Issuer shall cause the Registrar to maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.

(b)           Each Certificated Note will be registered in the name of the Holder thereof or its nominee.

(c)           A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange.  The Registrar will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Registrar for such purpose; provided that

(1)           no transfer or exchange will be effective until it is registered in such register; and

(2)           the Trustee will not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to a Repurchase Offer, (ii) to register the transfer of or exchange any Note so selected for purchase in whole or in part, except, in the case of a partial purchase, that portion of any Note not being redeemed or purchased, or (iii) if a purchase pursuant to a Repurchase Offer is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer of or exchange any Note on or after the regular record date and before the date of purchase.  Prior to the registration of any transfer, the Issuer, the Trustee, the Registrar and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.

From time to time the Issuer will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.

No service charge will be imposed in connection with any transfer or exchange of any Note, but the Issuer and the Trustee or the Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(4)).

(d)           If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will or will cause the Registrar to (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

(e)           Neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act, applicable state securities laws, or any substantially similar federal, state or local law.

SECTION 2.12.           Defaulted Interest.  If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner.  The Issuer may pay the defaulted interest to the persons who are Noteholders on a subsequent special record date or otherwise make such payment to Noteholders on a regular interest payment date.  The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

The Issuer may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this paragraph, such manner of payment shall be deemed practicable by the Trustee.

ARTICLE III

REDEMPTION AND REPURCHASE

SECTION 3.01.            Right of Redemption. The Notes may be redeemed at any time at the election of the Issuer, as a whole or from time to time in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, to the redemption date.

The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with this Indenture and all applicable securities laws.

SECTION 3.02.            Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

SECTION 3.03.            Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuer shall give notice to the Trustee provided for in this paragraph at least 5 Business Days (or such other period not to exceed 15 days if the Trustee shall so require in its sole discretion) prior to the date that a notice of redemption is mailed to Holders pursuant to Section 3.05. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from the Issuer stating that such redemption will comply with the conditions herein, as well as such notice required to be delivered under Section 3.05 below. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not fewer than 5 Business Days after the date of notice to the Trustee and be provided in such notice of redemption.  Any notice to the trustee pursuant to this Section 3.03 may be canceled in writing at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.04.            Selection of Notes. In the case of any partial redemption or repurchase, selection of the Notes for redemption or repurchase will be made by the Trustee on a pro rata basis to the extent practicable or by lot or such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $1.00 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption or repurchase. On any day prior to the record date relating to any redemption, the Trustee may select for redemption or repurchase portions of the principal of Notes that have denominations larger than $1.00. Notes and portions of them the Trustee selects shall be in amounts of $1.00 or integral multiples thereof. Provisions of this Indenture that apply to Notes called for redemption or repurchase also apply to portions of Notes called for redemption or repurchase. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed or repurchased.

SECTION 3.05.            Notice of Redemption.

(a)           At least 30 days but not more than 60 days before a redemption date pursuant to Section 3.01, the Issuer shall mail or cause to be mailed by first-class mail a notice of redemption to each Holder whose Notes are to be redeemed.

Any such notice shall be prepared by the Issuer and shall identify the Notes to be redeemed and shall state:

(1)            the redemption date;

(2)           the redemption price and the amount of accrued interest to the redemption date;

(3)           the name and address of the Paying Agent;

(4)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;

(5)           if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(6)           that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)           the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b)           At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with an Officers’ Certificate requesting that the Trustee give such notice and including the notice required by this Section at least three Business Days prior to the date such notice is to be provided to Holders in the final form such notice is to be delivered to Holders and such notice may not be canceled.

SECTION 3.06.            Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

SECTION 3.07.            Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date or Purchase Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price or repurchase price of and accrued interest on all Notes or portions thereof to be redeemed or repurchased on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the redemption date or Purchase Date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on the Notes to be redeemed or repurchased, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.08.            Notes Redeemed in Part. Upon surrender of a Note that is redeemed or repurchased in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

SECTION 3.09.            Repurchase Offers.

(a)           If the Issuer shall be required to commence an offer to all Holders to purchase Notes (a “Repurchase Offer”) pursuant to Section 4.03 (a “Change of Control Offer”), Section 4.04 (an Excess Cash Flow Offer) or Section 5.07(a)(4) (an Excess Proceeds Offer), the Issuer shall follow the procedures specified in this Section.

(1)           (A) Within 10 days after a Change of Control (unless the Issuer is not required to make such offer pursuant to Section 4.03) or (B) on the date on which the Issuer is required to make an Excess Cash Flow Offer pursuant to Section 4.04 or an Excess Proceeds Offer pursuant to Section 5.07(a)(4), the Issuer shall commence a Repurchase Offer, which shall remain open for a period of at least 20 Business Days following its commencement, by sending a notice to the Trustee and each of the Holders, by first class mail, which notice shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to such Repurchase Offer.  Such notice, which shall govern the terms of the Repurchase Offer, shall describe the transaction or transactions that constitute the Change of Control or otherwise require the Repurchase Offer and shall state:

(i)             that the Repurchase Offer is being made pursuant to Section 4.03, Section 4.04 or Section 5.07(a)(4), as the case may be, and this Section 3.09;

(ii)            the principal amount of Notes the Issuer is required to offer to repurchase or that the Issuer is required to offer to purchase all of the outstanding principal amount of Notes (such amount, the “Offer Amount”), the purchase price and that on the date specified in such notice (the “Purchase Date”), which date shall be not more than 35 days from the date such notice is mailed, the Issuer shall repurchase an Offer Amount of Notes validly tendered and not withdrawn pursuant to Section 4.03, Section 4.04 or Section 5.07(a)(4), as the case may be, and this Section 3.09;

(iii)           that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)           that, unless the Issuer defaults in making such payment, Notes accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest on the Purchase Date;

(v)            that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have all or any portion of such Note purchased;

(vi)           that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note, or such other customary documents of surrender and transfer as the Issuer may reasonably request, duly completed, or transfer the Note by book-entry transfer, to the Issuer, or the Paying Agent at the address specified in the notice prior to the expiration of the Repurchase Offer;

(vii)          that Holders shall be entitled to withdraw tenders of their Notes if the Issuer or the Paying Agent, as the case may be, in each case with a copy to the Trustee, receives, not later than the expiration of the Repurchase Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii)         that Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and

(ix)           the CUSIP number, if any, printed on the Notes being repurchased and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(2)           On the Purchase Date, the Issuer shall, to the extent lawful, (A) accept for payment, on a pro rata basis to the extent necessary (subject to the authorized denominations for the Notes) in the case of an Excess Cash Flow Offer or an Excess Proceeds Offer, the Notes or portions thereof properly tendered pursuant to the Repurchase Offer and not theretofore withdrawn and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09, (B) deposit with the Paying Agent an amount equal to the cash payment required in respect of the repurchase of all Notes or portions thereof properly tendered and not withdrawn and (C) deliver or cause to be delivered to the Trustee the Notes properly accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Issuer.  The Issuer or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the Change of Control Payment (or other payment due in respect of an Excess Cash Flow Offer or an Excess Proceeds Offer) with respect to the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Notes so surrendered, provided that each such new Note shall be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof.  Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.  On the Purchase Date, all Notes purchased by the Issuer shall be delivered to the Trustee for cancellation.  All Notes or portions thereof repurchased pursuant to the Repurchase Offer shall be canceled by the Trustee.  The Issuer shall publicly announce the results of the Repurchase Offer on or as soon as practicable after the Purchase Date, but in no case more than five Business Days thereafter.  For the purposes of the preceding sentence, it shall be sufficient for the Issuer to publish the results of the Repurchase Offer on its website on the world wide web.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Purchase Date interest shall cease to accrue on the Notes or the portions of Notes repurchased.  If a Note is repurchased on or after an interest payment record date but on or before the related interest payment date, then any accrued and unpaid interest shall be paid to the Holder in whose name such Note was registered at the close of business on such record date and no other interest will be payable to Holders who tender pursuant to the Repurchase Offer.  If any Note called is not repurchased upon surrender because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Purchase Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

(b)           The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Repurchase Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.09, the Issuer shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 by virtue thereof.

(c)           Once notice of repurchase is mailed in accordance with this Section 3.09, all Notes validly tendered and not withdrawn (or, in the case of an Excess Proceeds Offer or an Excess Cash Flow Offer, if the Issuer is not required to repurchase all of such Notes then the pro rata portion of such Notes as determined by the Issuer (subject to the authorized denominations for the Notes) that the Issuer may be required to repurchase) become irrevocably due and payable on the Purchase Date at the purchase price specified herein.  A notice of repurchase may not be conditional.

(d)           Other than as specifically provided in this Section 3.09, Section 4.04 or Section 5.07(a)(4), any purchase pursuant to this Section 3.09, Section 4.04 or Section 5.07(a)(4) shall be made pursuant to Section 3.04 and Section 3.08.

(e)           Notwithstanding anything to the contrary herein, the Issuer shall not be required to make an Excess Cash Flow Offer or an Excess Proceeds Offer if notice of redemption for all of the then outstanding Notes has been given pursuant to Section 3.05, unless and until there is a default in payment of the applicable redemption price.

ARTICLE IV

AFFIRMATIVE COVENANTS

So long as any Note remains outstanding:

SECTION 4.01.            Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 10:00 a.m. New York City time money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the same rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

SECTION 4.02.            Compliance Certificates.

(a)           The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Issuer, currently ending each December 31, an Officers’ Certificate as to the signers’ knowledge of the Issuer’s compliance with all conditions and covenants on its part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default.  For the purposes of this Section 4.02, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

(b)           The Issuer shall promptly deliver to the Trustee and in any event within five Business Days of any Officer of the Issuer becoming aware of the occurrence of any Default or Event of Default, an Officers’ Certificate setting forth the details of such Default or Event of Default and the action which the Issuer is taking or proposes to take to remedy the same.

SECTION 4.03.            Change of Control.

(a)           If a Change of Control occurs, the Issuer shall make an offer to each Holder to repurchase all or any part of such Holder’s Notes pursuant to a Change of Control Offer made pursuant to Section 3.09 at an offer price in cash (the “Change of Control Payment”) equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase.

(b)           The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 3.09 applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

SECTION 4.04.            Excess Cash Flow Offer.

(a)           If (1) the Leverage Ratio for any fiscal year of the Issuer and its Restricted Subsidiaries is greater than 1.75:1.00 and (2) the Issuer and its Restricted Subsidiaries have Excess Cash Flow in excess of $1.0 million for any fiscal year, then, within 95 days after the end of such fiscal year, the Issuer will be required to make an offer (an “Excess Cash Flow Offer”) to all Holders to purchase the maximum principal amount of Notes that may be purchased with 50% of such Excess Cash Flow for such fiscal year; provided that for the fiscal year ending December 31, 2012, Excess Cash Flow will be calculated for the period commencing on the Issue Date.

(b)           If (1) the Leverage Ratio for any fiscal year of the Issuer and its Restricted Subsidiaries is less than or equal to 1.75:1.00 and (2) the Issuer and its Restricted Subsidiaries have Excess Cash Flow in excess of $1.0 million for any fiscal year, then, within 95 days after the end of such fiscal year, the Issuer will be required to make an Excess Cash Flow Offer to all Holders to purchase the maximum principal amount of Notes that may be purchased with 30% of such Excess Cash Flow for such fiscal year; provided that for the fiscal year ending December 31, 2012, Excess Cash Flow will be calculated for the period commencing on the Issue Date.

(c)           The offer price for any Excess Cash Flow Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the Purchase Date. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Flow Offer is less than the Offer Amount, such difference shall be referred to as the “Retained Excess Cash Flow Amount.”

(d)           With respect to each Excess Cash Flow Offer, the Issuer shall be entitled to reduce the applicable Offer Amount with respect thereto by an amount equal to the sum of (x) the aggregate principal amount paid for any Notes theretofore repurchased by the Issuer in the open market (and cancelled by the Issuer) and (y) the aggregate principal amount paid for any Notes theretofore redeemed pursuant to one or more optional redemptions during the period with respect to which such Excess Cash Flow was being computed. Notwithstanding anything to the contrary in the immediately preceding sentence, the Issuer shall not be entitled to reduce the applicable Offer Amount by the aggregate repurchase price of any Notes theretofore repurchased by the Issuer pursuant to any Excess Proceeds Offers, Change of Control Offers or Excess Cash Flow Offers during such period.

(e)           Notwithstanding the foregoing provisions of this Section 4.04, the Issuer will not be required (but may elect) to make an Excess Cash Flow Offer in accordance with this covenant unless the Offer Amount with respect to the applicable period in respect of which such Excess Cash Flow Offer is to be made exceeds $1.0 million (with lesser amounts being carried forward for purposes of determining whether the $1.0 million threshold has been met for any future period. Upon completion of each Excess Cash Flow Offer, the Offer Amount with respect to any Excess Cash Flow Offer will be reset at zero.

SECTION 4.05.            Future Guarantors.  The Issuer shall cause each Wholly Owned Restricted Subsidiary (other than a Guarantor) that guarantees any Indebtedness of the Issuer or any of the Guarantors to execute and deliver to the Trustee, within ten Business Days of the date that such Indebtedness has been guaranteed, a supplemental indenture in the form of Exhibit C hereto pursuant to which such Subsidiary will guarantee payment of the Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantee shall be released in accordance with Section 10.07.

ARTICLE V

NEGATIVE COVENANTS1

So long as any Note remains outstanding:

SECTION 5.01.            Indebtedness.

(a)           The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt).

(b)           Clause (a) of this Section 5.01 will not apply to any of the following items of Indebtedness, which shall be permitted:

(1)           Existing Indebtedness, including the Credit Agreement;

(2)           the incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Guarantees to be issued on the Issue Date and additional Guarantees issued on or after the Issue Date pursuant to Section 4.05;

(3)           the incurrence by the Issuer or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations or mortgage financings with respect to assets (including Capital Stock of a Person owning such assets), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment of the Issuer or any Subsidiary Guarantor, and Attributable Debt, in an aggregate principal amount not to exceed $2.5 million at any time outstanding;

(4)           the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, discharge, defease or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under this Section 5.01(b) (excluding clause (5)), provided that for purposes of any limit contained in any such other clause the aggregate amount of Indebtedness incurred pursuant to this clause (4) outstanding at any one time (other than fees, expenses and premiums incurred in connection therewith) shall be treated as outstanding pursuant to such other clause;

(5)           the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

1	The covenants in this Article V are subject to adjustment as necessary to address any issues related to the non-consolidation or separateness of TerreStar 1.4 Holdings LLC.

(i)            if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Subsidiary Guarantor, such Indebtedness shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or such Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and

(ii)           (A) any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary or (B) any sale or other transfer of any such Indebtedness to a Person that is neither the Issuer nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)           the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations;

(7)           the Guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or any Restricted Subsidiary that was permitted to be incurred by another provision of this Section 5.01(b); provided that if the Indebtedness being guaranteed is (A) pari passu in right of payment to the Notes or any Subsidiary Guarantee, then the Guarantee related to such Indebtedness shall rank equally or be subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, or (B) subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the Guarantee of such Indebtedness shall be subordinated in right of payment to the same extent to the Notes or such Subsidiary Guarantee, as the case may be;

(8)           the incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) in the ordinary course of business inadvertently drawn against insufficient funds, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9)           the incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries incurred in respect of workers’ compensation claims, self-insurance obligations, letters of credit, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary, in each case, in the ordinary course of business;

(10)          Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Issuer or any Restricted Subsidiary (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Issuer or (B) otherwise in connection with, or in contemplation of, such acquisition); and

(11)          the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness, not otherwise permitted hereby, in an aggregate principal amount not to exceed $10.0 million at any time outstanding.

(c)           For purposes of determining compliance with this Section 5.01:

(1)           in the event that any Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (11) of Section 5.01(b), the Issuer, in its sole discretion, will be permitted to classify ore reclassify such item of Indebtedness or any portion thereof in any manner that complies with this Section 5.01 and will be only required to include the amount and type of such Indebtedness in one of the clauses above; provided that Indebtedness incurred under the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) of Section 5.01(b) and may not be reclassified.

(2)           the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same, or less onerous, terms, the reclassification of preferred stock of the Issuer or any Subsidiary Guarantor as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, the accrual of dividends on Disqualified Stock or preferred stock and the accretion of the liquidation preference of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.01;

(3)           Indebtedness permitted by this Section 5.01 need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this Section 5.01 permitting such Indebtedness; and

(4)           for the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  Notwithstanding any other provision of this Section 5.01, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this Section 5.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 5.02.            Limitation on Liens.  The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its or their property or assets, now owned or hereafter acquired, unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien which is granted to secure the Notes or such Guarantee pursuant to this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee.

For purposes of determining compliance with this Section 5.02:

(1) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Liens described in the foregoing paragraph or in clauses (1) through (20) of the definition of “Permitted Liens”, then the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing an item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; and

(2) at the time of incurrence or reclassification, the Issuer shall be entitled to divide and classify a Lien securing an item of Indebtedness in more than one of the types of Liens described in the paragraph above or the definition of “Permitted Liens” without giving pro forma effect to the Liens incurred pursuant to the paragraph above or any clause of the definition of “Permitted Liens” other than clause (7) thereof when calculating the amount of Indebtedness that may be secured by Liens pursuant to clause (7) of the definition of “Permitted Liens.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case in respect of such Indebtedness.

SECTION 5.03.            Merger, Consolidation and Sale of Assets.

(a)           The Issuer shall not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (y) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1)           either: (A) the Issuer is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (the “Successor Person”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if such surviving person is not a corporation, a corporate Wholly-Owned Restricted Subsidiary of such Person organized under the laws of the United States, any state or the District of Columbia becomes a co-issuer of the Notes in connection therewith;

(2)           the Successor Person (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Notes and this Indenture;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition complies with the provisions of this Indenture.

(b)           For purposes of this Section 5.03, the sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c)           The Successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture but, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes.

(d)           Notwithstanding the preceding, any Restricted Subsidiary may consolidate with, merge into, sell, assign, convey, lease or otherwise transfer all or part of its properties and assets to the Issuer or to any Guarantor.

(e)           A Guarantor may not consolidate, amalgamate or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1)           immediately after giving effect to such transaction, no Default or Event of Default exists;

(2)           subject to the provisions of Section 5.03(f), the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Guarantor) assumes all the obligations of such Guarantor under this Indenture (including its Guarantee); and

(3)           the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition complies with the provisions of this Indenture.

(f)            In the event of:

(1)           a sale or disposition of all or substantially all of the assets of any Guarantor by way of merger, consolidation, amalgamation or otherwise; or

(2)           the sale or other disposition of Capital Stock of any Guarantor if, as a result of such disposition, such Person ceases to be a Subsidiary of the Issuer,

then the Person acquiring such assets (in the case of clause (f)(1)) or such Guarantor (in the case of clause (f)(2)) will be automatically released and relieved of any obligations under its Guarantee; provided that such sale or other disposition complies with Section 5.07.

SECTION 5.04.            Restricted Payments.

(a)           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on or in respect of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2)           purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer;

(3)           make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor (other than Indebtedness among the Issuer and the Guarantors) that is contractually subordinated to the Notes or to any Guarantee, except a payment of principal at the Stated Maturity thereof, or within one year prior to such Stated Maturity; or

(4)           make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to such Restricted Payment:

(A)           no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)           the Leverage Ratio, immediately prior to and after giving effect to such payment, is less than or equal to 1.75:1.00;

(C)           the principal financial officer of the Issuer reasonably believes that the Leverage Ratio will be less than or equal to 1.75:1.00 for the twelve-month period after such Restricted Payment is made;

(D)           the amount of such Restricted Payment, together with all Restricted Payments since the Issue Date, does not exceed the sum of (A) $10.0 million and (B) the cumulative Retained Excess Cash Flow Amount since the Issue Date; and

(E)           cash on hand immediately after giving effect to such payment is not less than $1.0 million.

(b)           So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)           the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust or from the substantially concurrent contribution of common equity capital to the Issuer; provided that payments of amounts pursuant to this clause shall be excluded from subsequent calculations of the amount of Restricted Payments;

(2)           the defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Guarantee in exchange for, or out of the net cash proceeds of the substantially concurrent incurrence of, Permitted Refinancing Indebtedness (other than to a Subsidiary of the Issuer); provided that payments of amounts pursuant to this clause shall be excluded from subsequent calculations of the amount of Restricted Payments;

(3)           the payment of any dividend or distribution by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis; provided that payments of amounts to the Issuer or any of its Restricted Subsidiaries pursuant to this clause (3) shall be excluded from subsequent calculations of the amount of Restricted Payments;

(4)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer or any direct or indirect parent of the Issuer held by any current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries or their estates or heirs pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such Equity Interests repurchased, redeemed, acquired or retired pursuant to this clause may not exceed $2.5 million in the aggregate since the Issue Date; provided further that cancellation in connection with a repurchase of Equity Interests of the Issuer of Indebtedness owing to the Issuer from employees, directors, officers or consultants of the Issuer or any of its Subsidiaries incurred to finance the acquisition of such Equity Interests by such individuals shall not be deemed to constitute a Restricted Payment; provided, further that payments of amounts pursuant to this clause shall be excluded from subsequent calculations of the amount of Restricted Payments; and

(5)           repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price thereof.

(c)           The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any non-cash Restricted Payment that is required to be valued by this Section 5.04 shall be determined by the Board of Directors of the Issuer acting in good faith, whose resolution with respect thereto will be delivered to the Trustee.

SECTION 5.05.            Transactions with Affiliates.

(a)           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), unless:

(1)           the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction in arm’s-length dealings by the Issuer or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2)           the Issuer delivers to the Trustee:

(i)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $         , a written resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that a majority of the disinterested members of the Board of Directors, if any, have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with this Section 5.05; and

(ii)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $          , a written opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

(b)           Notwithstanding the foregoing, none of the following shall be prohibited by Section 5.05(a) or be deemed to be Affiliate Transactions:

(1)           reasonable and customary (A) directors’ fees and indemnification and similar arrangements, (B) consulting fees in an amount not to exceed $250,000 per fiscal year, (C) employee salaries, bonuses and employment agreements (including indemnification arrangements) and (D) compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee entered into in the ordinary course of business (including customary benefits thereunder) and payments pursuant thereto;

(2)           transactions between or among the Issuer and/or any of its Restricted Subsidiaries and Guarantees issued by and other transactions of the Issuer or any of its Restricted Subsidiaries for the benefit of the Issuer or any of its Restricted Subsidiaries, as the case may be;

(3)           transactions with a Person that is an Affiliate of the Issuer or any Restricted Subsidiary solely because the Issuer or any Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(4)           issuances and sales of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith, or the receipt of capital contributions from Affiliates of the Issuer that are not Restricted Subsidiaries of the Issuer solely in exchange for Equity Interests (other than Disqualified Stock) of the Issuer;

(5)           Restricted Payments that are permitted by Section 5.04 and Permitted Investments (other than pursuant to clause (1) or clause (3) of the definition of “Permitted Investments”);

(6)           the performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any agreement to which the Issuer or any Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous to the Holders than the terms of the agreements in effect on the Issue Date;

(7)           any transaction in which the Issuer or any of its Restricted Subsidiaries delivers to the Trustee a letter issued by an investment banking, appraisal or accounting firm of national standing stating that such transaction is fair from a financial point of view or meets the requirements of clause (1) of Section 5.05(a);

(8)           transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(9)           the performance of obligations of the Issuer or any of its Subsidiaries under the 1.4 Lease, as the 1.4 Lease may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that a majority of the disinterested directors (as defined in the definition of Replacement Lease) of the Board of Directors determined in good faith that the 1.4 Lease, as so amended, modified, supplemented, extended or renewed, is on terms that are not materially more disadvantageous to the Holders than the terms of the 1.4 Lease in effect on the Issue Date.

SECTION 5.06.            Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock) or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Issuer or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Issuer or any of its Restricted Subsidiaries to other Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)           sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)           The preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)           this Indenture, the Notes and the related Guarantees;

(3)           applicable law or any applicable rule, regulation or order;

(4)           any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, including any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or instruments; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing such original agreement or instrument; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by Section 5.01;

(5)           in the case of Section 5.06(a)(3):

(i)             a lease, license or similar contract that restricts in a customary manner the subletting, assignment or transfer of any subject property or asset, or the assignment or transfer of any such lease, license or other contract;

(ii)            mortgages, pledges or other security agreements otherwise permitted under this Indenture securing Indebtedness of the Issuer or any of its Restricted Subsidiaries to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(iii)           reciprocal easement agreements of the Issuer or any of its Restricted Subsidiaries containing customary provisions restricting dispositions of the subject real property interests;

(6)           leases and other agreements containing net worth provisions entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(7)           Capital Lease Obligations permitted under this Indenture that impose restrictions on the property purchased or leased of the nature described in Section 5.06(a)(3);

(8)           any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under this Indenture that restricts the sale of assets, distributions or loans by that Restricted Subsidiary pending its sale or other disposition;

(9)           Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)          Liens securing Indebtedness otherwise permitted to be incurred under Section 5.02 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)          provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; provided that such restrictions apply only to the assets or property subject to such agreements;

(12)          any agreement or instrument entered into after the Issue Date, provided that the encumbrances or restrictions in such agreement or instrument are not materially more restrictive, taken as a whole, than those contained in this Indenture or the Notes; and

(13)          restrictions on cash or other deposits or net worth under contracts or leases entered into in the ordinary course of business.

SECTION 5.07.            Asset Sales and Recovery Events.

(a)           (1) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i)             the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale);

(ii)            the fair market value is determined by the Issuer’s Board of Directors and evidenced by a resolution of such Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(iii)           at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

(2)           Within 180 days after the receipt of any Net Proceeds from an Asset Sale or a Recovery Event the Issuer or any Restricted Subsidiary may apply such Net Proceeds at its option to:

(i)             repay, purchase or otherwise retire (A) secured Indebtedness of the Issuer or a Guarantor, or (B) the Notes or other Indebtedness (and to correspondingly reduce commitments with respect thereto on a pro rata basis) that is pari passu in right of payment with the Notes; provided that the Issuer shall also offer to equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth in Section 5.07(a)(4) for an Excess Proceeds Offer) to all Holders of Notes to purchase the pro rata principal amount of Notes (on the basis of the aggregate principal amount of the Notes and the principal amount of other Pari Passu Indebtedness tendered in such Excess Proceeds Offer) at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, to the Purchase Date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date); or

(ii)            repay or repurchase Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another of its Restricted Subsidiaries.

(3)           Notwithstanding the foregoing, the Issuer or such Restricted Subsidiary shall be deemed to have applied Net Proceeds from an Asset Sale or Recovery Event within such 360-day period if, within such 180-day period, the Issuer or such Restricted Subsidiary has entered into a binding commitment or agreement to invest such Net Proceeds and continues to use all commercially reasonable efforts to so apply such Net Proceeds as soon as practicable thereafter, and no Excess Proceeds Offer needs to be launched unless there occurs any abandonment or termination of such commitment or agreement after such 360-day period, in which case the Net Proceeds not so applied will constitute Excess Proceeds at such time.

(4)           Any Net Proceeds from Asset Sales or Recovery Events that are not applied or invested as provided in Section 5.07(a)(2) will constitute “Excess Proceeds.” Subject to Section 5.07(a)(2), no later than the 180th day after the Asset Sale or Recovery Event (or, at the Issuer’s option, an earlier date), if the aggregate amount of Excess Proceeds exceeds $1.0 million, the Issuer shall:

(i)             make an offer (an “Excess Proceeds Offer”) to all Holders of Notes; and

(ii)            prepay, purchase or redeem (or make an offer to do so) any other Indebtedness of the Issuer that is pari passu in right of payment with the Notes in accordance with provisions governing such Indebtedness requiring the Issuer to prepay, purchase or redeem such Indebtedness with the proceeds from any Asset Sales (of offer to do so), pro rata in proportion to the principal amount of the Notes (subject to the authorized denominations for the Notes) and the respective principal or accreted amounts of such other Indebtedness required to be prepaid, purchased or redeemed or tendered for, in the case of the Notes pursuant to such Excess Proceeds Offer, to purchase the maximum aggregate principal amount of Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in Section 3.09.  The offer price in any Excess Proceeds Offer will be equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest if any, to, but excluding, the date of purchase, and will be payable in cash, in each case, in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.  If any Excess Proceeds remain after consummation of an Excess Proceeds Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and the principal amount or accreted value of the other Pari Passu Indebtedness tendered in such Excess Proceeds Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Issuer to the Notes and such other Pari Passu Indebtedness on a pro rata basis as nearly as practicable (on the basis of the aggregate principal amount of the Notes and the principal amount of other Pari Passu Indebtedness tendered in such Excess Proceeds Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.  Upon completion of each Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

(b)           If the purchase date of an Excess Proceeds Offer is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Holder in whose name a Note is registered at the close of business on such record date, and no interest will be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

(c)           Pending the final application of any Net Proceeds from an Asset Sale or Recovery Event, the Issuer and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d)           For purposes of this Section 5.07, each of the following shall be deemed to be cash:

(1)           the amount of any liabilities, as shown on the most recent consolidated balance sheet or in the notes thereto, of the Issuer or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets, provided that the Issuer or such Restricted Subsidiary is released from further liability; and

(2)           any securities, Notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 180 days of receipt thereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01.            Events of Default and Remedies.

(a)           Each of the following is an “Event of Default” under this Indenture:

(1)           default for 30 days in the payment of interest on any Notes when due;

(2)           default in the payment when due (at maturity, upon repurchase or otherwise) of the principal of or premium, if any, on, the Notes;

(3)           failure by the Issuer or any of its Restricted Subsidiaries to comply with Section 5.03;

(4)           failure by the Issuer or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding to comply with any term, covenant or agreement in this Indenture or the Notes (including Article IV or Article V) other than Section 6.01(a)(1), (2) or (3);

(5)           failure to pay when due, at final maturity, or a default or other event that results in acceleration of the due date of all or any portion of the principal of any Indebtedness of the Issuer or of any Guarantor or other Restricted Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, in each case if the principal amount of such Indebtedness aggregates $5.0 million or more;

(6)           failure by the Issuer or any Restricted Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction (not subject to appeal) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

(7)           except as permitted by this Indenture, any Guarantee, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or the Issuer or any Guarantor or any Person acting on behalf of the Issuer or any such Guarantor, shall deny or disaffirm its obligations under the Notes or any Guarantee;

(8)           (i) the Issuer or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, or the Issuer or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Issuer or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Issuer or any Significant Subsidiary, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; and

(9)           default in any payment due under the 1.4 Lease, which default continues for 180 days immediately following such payment default (the “Non-Payment Period”); provided that the Non-Payment Period shall be extended for an additional 180 days, if within 30 days after the commencement of the Non-Payment Period, the Issuer shall have issued equity securities for cash or otherwise received cash contributions to the capital of the Issuer in an amount sufficient to pay the interest due on the Notes on the first interest payment date after the initial 180-day Non-Payment Period, which cash shall be deposited into an escrow account with the Trustee for the benefit of the Noteholders; provided further that the Non-Payment Period shall cease and no Event of Default under this clause (9) will occur if, during the Non-Payment Period (as it may be extended), (i) the lessee under the 1.4 Lease pays all outstanding amounts due or (ii) the Issuer and/or its Restricted Subsidiaries enter into a new Replacement Lease.

(b)           The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

SECTION 6.02.            Acceleration.  In the case of an Event of Default specified in clause (8) of Section 6.01, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes, by notice in writing to the Trustee and the Issuer, may declare all the Notes to be due and payable.  Notwithstanding anything contained in this Indenture or the Notes to the contrary, upon such a declaration, the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes will become immediately due and payable.

SECTION 6.03.            Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative (to the extent permitted by law).

SECTION 6.04.            Rescission of Acceleration; Waiver of Past Defaults.  The Holders of at least 50% in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes.  When a Default is waived, it is deemed cured and ceases to exist and any Event of Default arising therefrom shall be deemed to have been cured and waived for every purpose under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.            Control by Majority.  The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee by this Indenture.  However, the Trustee may refuse to follow any direction (a) that conflicts with law, (b) that conflicts with the provisions of this Indenture, (c) if the board of directors or trustees, or executive committee, or trust committee of directors or trustees or trust officers of the Trustee determines in good faith that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified (as determined by such body) or (d) subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Noteholders; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all liability, losses and expenses caused by taking or not taking such action.

SECTION 6.06.            Limitation on Suits.  Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Noteholder may pursue any remedy with respect to this Indenture, the Notes or any Guarantee unless:

(a)           such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b)           Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c)           such Holders have offered the Trustee satisfactory security or indemnity against any loss, liability or expense;

(d)           the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)           the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

SECTION 6.07.            Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.            Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may obtain judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09.            Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Issuer, any Subsidiary or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Noteholder, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceeding.

SECTION 6.10.           Priorities.  If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer or to such other party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section.  At least 15 days before such record date, the Trustee shall mail to each Noteholder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.           Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.06 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 6.12.           Waiver of Stay or Extension Laws.  Neither the Issuer nor any Guarantor (to the extent they may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.13.           Rights and Remedies Cumulative.  No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent or subsequent assertion or exercise of any other right or remedy.

SECTION 6.14.           Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE

SECTION 7.01.            Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon statements, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such statements, certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the statements, certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of Section 7.01(b);

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from any party authorized to direct the Trustee under this Indenture.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (g) of this Section.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any potential or actual liability or expense (financial or otherwise) in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability or expense is not satisfactorily assured to it.

SECTION 7.02.            Rights of Trustee.  Subject to Section 7.01:

(a)           The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in any such document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e)           The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)           The Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture.

(h)           The permissive rights of the Trustee to take any action enumerated in this Indenture shall not be construed as a duty to take such action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(j)            The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(l)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee satisfactory security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(m)           In no event shall the Trustee be responsible or liable for punitive special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n)           The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God, earthquakes, fire, flood, terrorism, wars and other military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunction of utilities, computer (hardware or software) or communications services, accidents, labor disputes, acts of civil or military authorities and governmental action.

(o)           The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article IV or Article V.  Delivery of reports, information and documents to the Trustee under Article IV is for informational purposes only, and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Issuer’s compliance with any of its covenants hereunder.

SECTION 7.03.            Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.  However, the Trustee is subject to Section 7.10, Section 7.11 and Section 7.12.

SECTION 7.04.            Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05.            Notice of Defaults.  If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default.  Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Noteholders.  The Issuer shall deliver to the Trustee, forthwith upon any Officer obtaining actual knowledge of any Default, written notice of any event which would constitute such Default, its status and what action the Issuer is taking or proposes to take in respect thereof.  Notwithstanding anything to the contrary expressed in this Indenture, the Trustee shall not be deemed to have knowledge of any Default or Event of Default hereunder, except in the case of an Event of Default under Section 6.01(a)(1) or (2) (provided that the Trustee is Paying Agent), unless and until a Trust Officer receives written notice thereof at its Corporate Trust Office, from the Issuer or a Holder that such Default has occurred and such notice references this Indenture and the Notes.

SECTION 7.06.            Reports by Trustee to Holders. Within 60 days after each        beginning with the           following the date of this instrument, the Trustee shall mail to each Noteholder a brief report dated as of such             that complies with TIA Section 313(a), if required by such Section 313(a). The Trustee also shall comply with TIA Section 313(b), if required by such Section 313(b).

A copy of each report at the time of its mailing to Noteholders shall be filed with the Commission and each securities exchange, if any, on which the Notes are listed. The Company agrees to notify the Trustee promptly in writing whenever the securities become listed on any securities exchange and of any delisting thereof.

SECTION 7.07.            Compensation and Indemnity.  The Issuer shall pay to the Trustee from time to time such compensation as is agreed to in writing by the Trustee and Issuer for the Trustee’s services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it, including but not limited to costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents, counsel, accountants and experts.  The Issuer and each Guarantor, jointly and severally, shall indemnify and defend the Trustee and its officers, directors, shareholders, agents and employees (each, an “Indemnified Party”) for and hold each Indemnified Party harmless against any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by them without negligence or bad faith on their part arising out of or in connection with the acceptance or administration of this Indenture or the Notes and the performance of their duties hereunder, including the cost and expense of enforcing this Indenture against the Issuer (including this Section 7.07), and defending itself against or investigating any claim or liability (whether asserted by a Holder or any other person).  The Trustee, in its capacity as Paying Agent, Registrar and Custodian, and the Trustee’s officers, directors, shareholders, agents and employees, when acting in such other capacity, shall have the full benefit of the foregoing indemnity as well as all other benefits, rights and privileges accorded to the Trustee in this Indenture when acting in such other capacity.  The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder.  The Issuer shall defend the claim and the Indemnified Parties shall provide reasonable cooperation at the Issuer’s expense in the defense.  Such Indemnified Parties may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay such fees and expenses if it assumes such Indemnified Parties’ defense and, in such Indemnified Parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuer and such parties in connection with such defense.  The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an Indemnified Party through such party’s own willful misconduct, negligence or bad faith.  The Issuer need not pay any settlement made without its consent (which consent shall not be unreasonably withheld).

The Trustee’s right to receive payment of any amounts due under this Indenture shall not be subordinated to any other Indebtedness of the Issuer, and the Notes shall be subordinate to the Trustee’s rights to receive such payment.  To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee. Such Lien will survive the satisfaction and discharge of this Indenture.

The Issuer’s payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee.  When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(8) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08.            Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuer in writing.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing and may appoint a successor Trustee.  The Issuer shall remove the Trustee if:

(a)           the Trustee is adjudged bankrupt or insolvent;

(b)           a receiver or other public officer takes charge of the Trustee or its property; or

(c)           the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Noteholders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in aggregate principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s and Guarantors’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.            Successor Trustee by Merger, Etc.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee, provided that such Person shall be qualified and eligible under this Article VII.

In case at the time such successor or successors by consolidation, merger, conversion or transfer shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificate shall have the full force which it is anywhere in the Notes or this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10.           Eligibility; Disqualification.  The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a).  The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000.  If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article VII.  The Trustee shall be subject to the provisions of TIA Section 310(b).  Nothing herein shall prevent the Trustee from filing with the Commission the application referred to in the penultimate paragraph of TIA Section 310(b).

SECTION 7.11.           Preferential Collection of Claims against the Issuer.  The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.12.           Disqualification; Conflicting Interests.  If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.            Discharge of Liability on Notes; Defeasance.

(a)           This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(1)       either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at Stated Maturity or redemption, as the case may be;

(2)       the Issuer and/or the Guarantors have paid all other sums payable under this Indenture; and

(3)       the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b)           Subject to Section 8.01(c) and Section 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes and this Indenture (with respect to the Holders of the Notes) (“legal defeasance option”) or (ii) its obligations under Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06 and Section 5.07 for the benefit of the holders of the Notes, and Section 6.01(a)(3), (4), (5), (6), (8) and (9) (with respect to Restricted Subsidiaries of the Issuer only) (“covenant defeasance option”).  The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.  In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor with respect to the Notes shall be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto.  If the Issuer exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(a)(3), (4), (5), (6), (8) and (9) (with respect to Restricted Subsidiaries of the Issuer only).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)           Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Section 2.03, Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 2.11, Section 7.07, Section 7.08 and in this Article VIII shall survive until the Notes have been paid in full.  Thereafter, the Issuer’s obligations in Section 7.07, Section 8.05 and Section 8.06 shall survive such satisfaction and discharge.

SECTION 8.02.            Conditions to Defeasance.

(a)           The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(1)       the Issuer irrevocably deposits in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient or U.S. Government Obligations, the principal of and the interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of and premium (if any) and interest on the Notes when due at the Stated Maturity or redemption, as the case may be, including interest thereon to the Stated Maturity or such redemption date;

(2)       the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to the Stated Maturity or redemption, as the case may be;

(3)       123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(a)(8) with respect to the Issuer occurs which is continuing at the end of the period;

(4)       the deposit does not constitute a default under any other agreement binding on the Issuer;

(5)       in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case stating that, and based thereon such Opinion of Counsel stating that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.  Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(6)       in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(7)       the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b)           Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

SECTION 8.03.            Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII.  It shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

SECTION 8.04.            Repayment to Issuer.  Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05.            Indemnity for U.S. Government Obligations.  The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06.            Reinstatement.  If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.01.            Without Consent of Holders.  The Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Guarantees, without notice to or consent of any Holder of Notes to:

(a)           cure any ambiguity, defect or inconsistency;

(b)           provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes and Guarantees in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(d)           make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights of any such Holder under this Indenture, the Notes or the Guarantees in any material respect as evidenced by an Opinion of Counsel;

(e)           evidence and provide for the acceptance of an appointment of a successor trustee;

(f)           release a Guarantor from its obligations under its Guarantee, the Notes or this Indenture in accordance with the applicable provisions of this Indenture;

(g)           add Guarantees with respect to the Notes; or

(h)           comply with the rules of any applicable securities depositary or, if required, with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA.

After an amendment under this Section becomes effective, the Issuer shall mail to the Holders a notice briefly describing such amendment.  The failure to give such notice to all the Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.02.            With Consent of Holders.  The Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Guarantees without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount, of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver shall not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of (or premium on) or change the fixed maturity of any Note, or reduce any premium payable upon the repurchase of any Note (other than pursuant to Section 3.09);

(c)           reduce the rate of or change the time for payment of interest on any Note;

(d)           waive a Default or Event of Default in the payment of principal of or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in currency other than that stated in the Notes;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(g)           release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(h)           modify the provisions in this Indenture dealing with the application of trust moneys in any manner adverse to the Holders of the Notes; or

(i)            make any change in Section 9.01 or this Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment under this Section becomes effective, the Issuer shall mail to the Holders a notice briefly describing such amendment.  However, the failure to give such notice to all the Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03.            Revocation and Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives written notice of revocation before the date the requisite number of consents are received by the Issuer or the Trustee.  After an amendment or waiver becomes effective, it shall bind every Noteholder.  An amendment or waiver becomes effective once the requisite number of consents are received by the Issuer or the Trustee and any other conditions to effectiveness of such consent specified in the amendment or waiver are satisfied.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.04.            Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.05.            Trustee to Sign Amendments.  The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such amendment the Trustee shall be entitled to receive indemnity satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture that such amendment is the legal, valid and binding obligation of the Issuer and the Guarantors enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

SECTION 9.06.            Compliance with TIA.  Every amendment to or supplement of this Indenture or the Notes shall comply with the TIA, if required, as in effect at the date of such amendment or supplement.

ARTICLE X

GUARANTEES

SECTION 10.01.          Guarantee.

(a)           Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment of principal of, premium, if any, and interest on the Notes when due, whether at maturity, by acceleration, by repurchase or otherwise, subject to any applicable grace period, and all other monetary obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer, whether for expenses, indemnification or otherwise under this Indenture and the Notes (all of the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)           Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.  The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any Guaranteed Obligations; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 5.03.

(c)           Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.  The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(d)           Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(e)           In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or premium, if any, or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by repurchase or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest or premium, if any, on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Trustee.

(f)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

SECTION 10.02.          Limitation on Liability.  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be guaranteed without rendering this Indenture and the respective Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03.          Successors and Assigns.  This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04.          No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05.          Modification.  No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06.          Execution and Delivery of the Guarantee.  The execution by each Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit C hereto) evidences the Guarantee of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note.  The delivery of any Note after authentication by the Trustee constitutes due delivery of the Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 10.07.          Release of Guarantees.

(a)           The Guarantee of a Guarantor will be automatically released:

(i)             in accordance with Section 5.03(f);

(ii)            with respect to any Foreign Subsidiary, if the Guarantee which resulted in the creation of the Guarantee pursuant to Section 4.05 is released or discharged, except a discharge or release by or as a result of payment under such Guarantee; or

(iii)           upon the legal or covenant defeasance or satisfaction and discharge of the Notes and the Subsidiary Guarantees as provided under Article VIII.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.          Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Issuer or a Guarantor:

TerreStar Corporation
11700 Plaza America Drive, Suite 900
Reston, VA 20190
Attn: Principal Financial Officer

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attention: Sarah Schultz, Esq.
Fax: (214) 969-4343

if to the Trustee:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attn: TerreStar Corporation Administrator
Fax:  612-217-5651

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.02.          Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, at the request of the Trustee the Issuer shall furnish to the Trustee:

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.03) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.03) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.03.          Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(d)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.04.          When Notes Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.05.          Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Noteholders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.06.          Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York, the place of payment or the state where the Corporate Trust Office is located.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.07.          GOVERNING LAW.  THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 11.08.          No Recourse Against Others.  A director, officer, incorporator, employee or stockholder of the Issuer or any Guarantor, as such, shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting a Note, each Noteholder waives and releases all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.09.          Successors.  All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.10.         Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 11.11.         Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.12.         Severability.  In case any one or more of the provisions in this Indenture, in the Notes or in the Guarantee shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 11.13.         No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.14.         Trust Indenture Act Controls.  If any provision hereof limits, qualifies or conflicts with another provision of the TIA which is required hereunder to be a part of and govern this Indenture, the required provision shall control.

SECTION 11.15.         Communications by Holders with other Holders.  Noteholders may communicate pursuant to Section 312(b) of the TIA with other Noteholders with respect to their rights under this Indenture or the Notes.  The Trustee shall comply with Section 312(b) of the TIA relating to Noteholder communications.  The Issuer, the Trustee, the Registrar and any other person shall have the protection of Section 312(c) of the TIA.

SECTION 11.16.         Submission to Jurisdiction; Agent for Service of Process.  Any legal action or proceeding with respect to this Indenture, the Notes or the Guarantees may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York and by execution and delivery of this Indenture, each of the Issuer, the Guarantors and the Trustee consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts.  Each of the Issuer, the Guarantors and the Trustee irrevocably waives any objection, including an objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Indenture, the Notes, the Guarantees or any other document related thereto.  Each of the Issuer, the Guarantors and the Trustee agrees that service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought in any such court.

SECTION 11.17.         Agents.  The Issuer, with the approval of at least a majority of its Board of Directors, may at any time change the Registrar, Paying Agent or Authenticating Agent with notice to the Holders.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ISSUER:

TERRESTAR CORPORATION.

By:
Name:
Title:

GUARANTORS:

TERRESTAR HOLDINGS INC.
TERRESTAR NEW YORK INC
MOTIENT COMMUNICATIONS INC.
MOTIENT HOLDINGS INC.
MOTIENT LICENSE INC.
MOTIENT SERVICES INC.
MOTIENT VENTURES HOLDING INC.
MVH HOLDINGS INC.

By:
Name:
Title:

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT A

[FACE OF NOTE]

TERRESTAR CORPORATION

6.0% Senior Note due 2019

CUSIP No. _____________	$____________________

TerreStar Corporation, a Delaware corporation (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to __________, or its registered assigns, the principal sum of_______________ DOLLARS ($ __________) on         , 2019 (the “Maturity Date”).

Interest Rate: As set forth on the reverse hereof.

Interest Payment Dates:          and            .

Regular Record Dates:            and            .

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:	TERRESTAR CORPORATION

By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 6.0% Senior Notes due 2019 described in the Indenture referred to in this Note.

Date:
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF SECURITY]

TERRESTAR CORPORATION

6.0% Senior Note due 2019

1.             Principal and Interest.

The Issuer promises to pay the principal of this Note on the Maturity Date.

The Issuer promises to pay interest on the principal amount of this Note as follows:

(a)           Interest on this Note will accrue at a rate of 6.0% per annum. Interest will be payable semi-annually in arrears on each Interest Payment Date as set forth on the face of this Note commencing on         , 2012 to the Holders of record on the Regular Record Date set forth on the face of this Note immediately preceding each Interest Payment Date; and

(b)           all interest on this Note shall accrue and be payable in cash.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date and the next Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid, from the date this Note was issued.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date determined in accordance with the Indenture.

If the payment of interest as set forth in this Section 1 would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in this Note, the Indenture or any Guarantee, or any other agreement entered into in connection with or as security for this Note, the Indenture or any Guarantee, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by any Holder under this Note, the Indenture or any Guarantee, or under any other agreement entered into in connection with or as security for this Note, the Indenture or any Guarantee, shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be canceled automatically and, if theretofore paid, shall be refunded by each applicable Holder to the Issuer.

2.              Indenture; Guarantee.

This is one of the Notes issued under an Indenture dated as of          , 2012 (as amended from time to time, the “Indenture”), among the Issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as Trustee.  Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms.  To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are senior obligations of the Issuer and vote together for all purposes as a single class.  This Note is guaranteed by the Guarantors as set forth in the Indenture.

3.             Redemption; Repurchase Offers.

This Note may be the subject of a redemption or a Repurchase Offer, as further described in the Indenture.  The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

4.             Paying Agent, Registrar and Authenticating Agent.

Initially, the Trustee will act as Paying Agent, Registrar and Authenticating Agent.  The Company may change any Paying Agent, Registrar or Authenticating Agent in accordance with Section 11.17 of the Indenture.

5.             Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $1.00 principal amount and any multiple of $1.00 in excess thereof.  A Holder may register the transfer or exchange of Notes in accordance with the terms of the Indenture.  The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

6.             Defaults and Remedies.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable in accordance with the terms of the Indenture.  If a bankruptcy or insolvency default with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary occurs and is continuing, the Notes will automatically become due and payable.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

7.             Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, with the consent of the Holders of a majority in principal amount of the outstanding Notes and defaults may be waived with the consent of the Holders of 50%.  Without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect, inconsistency or similar correction.

8.             Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

9.             Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

10.           Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Issuer will furnish a copy of the Indenture to any Holder upon written request and without charge.  Requests may be made to:

TerreStar Corporation
11700 Plaza America Drive, Suite 900
Reston, VA 20190
Attn: Principal Financial Officer

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing ____________________________attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Issuer pursuant to Section 3.09 of the Indenture, check the box:  ☐

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 3.09 of the Indenture, state the amount (in original principal amount) below:

$__________.

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:2

______________________________

2
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of                , among [GUARANTOR] (the “New Guarantor”), a subsidiary of TERRESTAR CORPORATION (or its successor), a Delaware corporation (the “Issuer”), the Issuer and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and certain Subsidiaries of the Issuer (the “Existing Guarantors”) have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of          , 2012, providing for the issuance of the Issuer’s 6.0% Senior Notes due 2019 ( the “Notes”), initially in the aggregate principal amount of up to $35,000,000;

WHEREAS Section 4.05 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the Existing Guarantors, are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.           Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “Holder” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.           Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all Existing Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.           Notices.  All notices or other communications to the New Guarantor shall be given as provided in Section 11.01 of the Indenture.

4.           Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.           Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

TERRESTAR CORPORATION

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title: